Exhibit 10.2

DPL INC.
PARTICIPATION AGREEMENT AND WAIVER

This PARTICIPATION AGREEMENT AND WAIVER (“Agreement”) is entered into this 29th day of June 2006 (the “Effective Date”) among DPL Inc., an Ohio corporation (“DPL”), The Dayton Power and Light Company, an Ohio corporation (“DP&L”), and John J. Gillen (“Executive”).

WHEREAS, DPL has implemented a new executive compensation program (the “Program”), generally effective as of January 1, 2006;

WHEREAS, the Program provides benefits pursuant to the following plans that have been approved by the Compensation Committee of the Board of Directors of DPL (the “Committee”) and adopted by the Board of Directors of DPL (the “Board”): the DPL Inc. Severance Pay and Change of Control Plan, the DPL Inc. Supplemental Executive Defined Contribution Retirement Plan, the DPL Inc. 2006 Equity and Performance Incentive Plan (“EPIP”), and the DPL Inc. Executive Incentive Compensation Plan  (collectively, the “Plans”);

WHEREAS, Executive’s participation in the Plans requires execution of this Agreement in order to be eligible to receive benefits under such Program; and

WHEREAS, Executive previously entered into an Employment Agreement with DPL and DP&L (collectively, the “Company”), dated December 21, 2004 (the “Prior Agreement”);

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.    Effective Date. This Agreement is effective on the date hereof and will continue in effect as provided herein.

2.    Participation in the Plans. DPL confirms that Executive (a) has been designated by the Committee and the Board to participate in each of the Plans pursuant to the terms thereof, contingent on his execution of this Agreement and, with respect to the EPIP, its approval by the shareholders of the Company at their annual meeting on April 26, 2006, and (b) is eligible to receive additional benefits as such are provided to other similarly situated employees of the Company from time to time.

3.    Termination of Prior Agreement. Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), and the Company hereby agree that, upon execution of this Agreement, the Prior Agreement shall terminate and have no further force and effect.

4.    Remaining Rights. Notwithstanding the terms of Section 3 of this Agreement, Executive and the Company hereby agree that nothing in this Agreement negates or diminishes Executive’s rights under any agreement other than the Prior Agreement, including the rights to (a) receive the benefits or his obligations with respect to Executive’s relocation from Philadelphia, Pennsylvania to Dayton, Ohio as described on Schedule A attached hereto, (b) purchase from the Company, to the extent not yet purchased, up to a total of 30,000 DPL common shares at an exercise price of $25.00 per share pursuant to the terms of Executive’s Management Stock Option Agreement, dated December 29, 2004, a copy of which is attached hereto as Exhibit A, (c) receive from DPL an option to purchase up to a total of 20,000 common shares of DPL upon the earlier of (i) the date Executive relocates his primary residence and his family to the Dayton, Ohio area or (ii) the occurrence of a Change of Control (as defined in the DPL Inc. Severance Pay and Change of Control Plan), and (d) receive the amounts payable under the DPL Inc. 2003 Long-Term Incentive Plan that are payable as the amounts vest.

5.    Perquisite Allowance. By executing this Agreement, Executive shall be entitled to receive a perquisite allowance in the amount of $20,000 per year (the “Perquisite Allowance”), for each year that (a) Executive remains designated by the Committee as eligible to receive the Perquisite Allowance and (b) DPL continues to make the Perquisite Allowance available to executive-level employees of the Company. Executive has been designated by the Committee as eligible to receive the Perquisite Allowance for 2006. The Perquisite Allowance for 2006 shall be paid as soon as practicable after the Effective Date. The Perquisite Allowance for years after 2006 shall be paid to Executive as soon as practicable after the Committee designates Executive as eligible to receive the Perquisite Allowance for that year. The Perquisite Allowance will not be deemed “compensation,” as that term is defined under any of the Plans, nor under any other plan, practice, program or policy of the Company or any of its affiliates, as in effect from time to time.

6.    Non-Solicitation. As a condition to his eligibility to participate in the Program, Executive hereby agrees that during his employment and for a period of two years following his termination of employment with the Company, Executive will not (a) solicit for employment with himself or any firm or entity with which he is associated, any employee of DPL, its subsidiaries or affiliates, or otherwise disrupt, impair, damage or interfere with DPL’s, its subsidiaries’ or affiliates’ relationships with their employees or (b) solicit for Executive’s own behalf or on behalf of any other person(s), any retail customer of DPL, its subsidiaries or affiliates, that has purchased products or services from the DPL, its subsidiaries or affiliates, at any time (i) with respect to solicitation during employment, during the Executive’s employment or (ii) with respect to solicitation after termination of employment, in the twelve months preceding the date on which

Executive’s employment with DPL, its subsidiaries or affiliates is terminated or that DPL, its subsidiaries or affiliates are actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by DPL, its subsidiaries or affiliates or which DPL, its subsidiaries or affiliates have known plans to offer.

7.    No Inducement. Executive agrees and acknowledges that no representations, promises or inducements have been made by the Company to induce Executive to enter into this Agreement other than as set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DPL INC.

By:	/s/ James V. Mahoney
Name: James V. Mahoney
Title: President and CEO

THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ James V. Mahoney
Name: James V. Mahoney
Title: President and CEO

By:	/s/ John J. Gillen
John J. Gillen

Schedule A

The Company agrees to provide the following benefits with respect to Executive’s relocation from the Philadelphia, Pennsylvania area to the Dayton, Ohio area (the “Relocation”) until Executive relocates to the Dayton, Ohio area :

(i)   reimbursement for reasonable expenses incurred in relocating Executive’s family and single family residence from a single location in the Philadelphia, Pennsylvania area to the Dayton, Ohio area;

(ii)  reimbursement for (A) rental of temporary furnished housing in the greater Dayton, Ohio area and expenses for utilities associated with the rental property and (B) for travel between the Dayton, Ohio area and the Philadelphia, Pennsylvania area, including reimbursement for mileage, airfare and airport parking charges;

(iii) reimbursement for customary real estate commissions incurred in connection with the sale of Executive’s current residence in the Philadelphia, Pennsylvania area and for the cost of an appraisal for a residence in the Dayton, Ohio area;

(iv) upon the closing of the sale of Executive’s Philadelphia area residence, the Company’s payment of a moving incentive bonus equal to 3% of the sale price of Executive’s Philadelphia residence up to a maximum bonus of $50,000;

(v)  use of a Company car; and

(vi) to the extent any of the foregoing payments or reimbursements are subject to income taxes or other taxes similar to income taxes, the Company shall pay Executive an additional amount sufficient to gross him up for the amount of such taxes.

In the event that Executive terminates his employment for any reason or his employment is terminated by the Company for “Cause” as hereinafter defined, within one year after the date of the Relocation, Executive shall fully reimburse the Company for any payments made by the Company pursuant to the terms set forth in provisions (i) through (vi) above. For purposes of this Schedule A, “Cause” shall mean (a) proven commission of a felony, (b) proven embezzlement, (c) the proven illegal use of drugs, or (d) if no Change of Control (as defined in the DPL Inc. Severance Pay and Change of Control Plan) has occurred other than the commencement of a tender offer and/or the entering into of an agreement referred to in items (ii) or (iii) of the definition of Change of Control, the willful and continuous failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined in good faith by the Board of Directors. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of the Board of Directors he was guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this definition and specifying the particulars thereof in detail. For purposes of this definition, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

Exhibit A

Gillen Management Stock Option Agreement